Exhibit 3.28

OPERATING AGREEMENT

OF

NL COOP HOLDINGS LLC

This OPERATING AGREEMENT (this “Agreement”) of NL COOP Holdings LLC, a Delaware limited liability company (the “Company”), is made effective as of January 14, 2010, by Hexion Specialty Chemicals, Inc., as its sole member (the “Member”).

WHEREAS, the Company was formed as a limited liability company in accordance with the Delaware Limited Liability Company Act (Del. Code tit. 6, §§ 18-101 – 18-1109), as amended from time to time (the “Act”), pursuant to a Certificate of Formation (as amended, the “Certificate”), which was executed and filed with the Secretary of State of the State of Delaware (the “DE Secretary of State”) on December 12, 2007; and

WHEREAS, the parties hereto agree that their respective rights, powers, duties and obligations with respect to the Company shall be governed by this Agreement.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Name of the Company. The name of the Company stated in the Certificate and the limited liability company governed by this Agreement is “NL COOP Holdings LLC” or such other name as the Member may from time to time hereafter designate.

2. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3. Registered Office; Registered Agent.

(a) The principal office of the Company shall be 180 East Broad Street, Columbus, Ohio 43215, or such other place as the Member may determine from time to time. Any such additional offices as the Member may determine to establish shall be located at such place or places inside or outside the State of Delaware as the Member may designate from time to time.

(b) The registered office of the Company in the State of Delaware is c/o National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, County of Kent, Delaware 19904. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, County of Kent, Delaware 19904.

4. Membership Interests. The Member shall own 100% of the membership interests in the Company (the “Membership Interests”).

5. Admission and Capital Contributions. The Member is hereby deemed admitted as the Member of the Company upon its execution and delivery of this Agreement. The Member has contributed $100 cash to the Company.

6. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated to the Member.

7. Distributions. Distributions shall be made to the Member at such times and in such amounts as determined by the Member.

8. Management of the Company. The Company shall be managed solely and exclusively by the Member. The Member will have the sole authority to bind the Company. The Member shall have sole discretion regarding the appointment, quantity, titles, duties, power and removal of all officers, Authorized Persons (as defined below), and agents of the Company.

9. Execution of Contracts, Assignments, Certificates, etc. Brian Finnegan, as an authorized person within the meaning of the Act, has executed, delivered and filed the Certificate with the DE Secretary of State. Thereafter, Brian Finnegan’s powers as a duly authorized agent ceased and the Authorized Persons became the duly authorized agents to execute and file all certificates required or permitted to be filed with the DE Secretary of State (and any amendments and/or restatements thereof). For purposes of this Agreement, each of the following persons is hereby designated as an authorized person (an “Authorized Person”) within the meaning of the Act, and is designated as an officer of the Company, with the titles as set forth opposite their names:

William H. Carter	President and Chief Financial Officer

George F. Knight	Senior Vice President and Treasurer

Ellen G. Berndt	Vice President and Corporate Secretary

(a) All contracts, agreements, endorsements, assignments, transfers, stock powers, or other instruments shall be signed by the Member or an Authorized Person of the Company.

(b) An Authorized Person shall execute, deliver and file any amendments to and/or restatements of the Certificate and any other certificates (and any amendments to and/or restatements thereof) permitted or required to be filed with the DE Secretary of State. An Authorized Person shall execute, deliver and file or cause the execution, delivery and filing of any certificates, applications, instruments and other documents (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

(c) Each Authorized Person shall be, and each hereby is, authorized, empowered and directed to open bank accounts on behalf of the Company in such banks, and designate the persons authorized to sign checks, notes, drafts, bills of exchange, acceptances, undertakings or orders for payment of money from funds of the Company (or of such other entities) on deposit in such accounts, as may be deemed by such individual to be necessary, appropriate or otherwise in the best interest of the Company.

(d) Each Authorized Person shall be, and each hereby is, authorized, empowered and directed to execute any form of required resolution necessary to open any such bank accounts, such resolutions being hereby incorporated into this resolution by reference and duly approved and affirmed hereby.

10. Limitations on Authority. The authority of the Member over the conduct of the business and affairs of the Company shall be subject only to such limitations as are expressly stated in this Agreement or in the Act.

11. Administrative Matters.

(a) The fiscal year of the Company for accounting and tax purposes shall begin on January 1 and end on December 31 of each year, except for the short taxable years in the years of the Company’s formation and termination and as otherwise required by the Internal Revenue Code of 1986, as amended from time to time.

(b) Proper and complete records and books of account of the business of the Company shall be maintained at the Company’s principal place of business. The Member acknowledges that the Company is intended to be classified and treated as a disregarded entity for income tax purposes. The Company’s books of account shall be maintained on a basis consistent with such treatment and on the same basis utilized in preparing the Company’s United States federal income tax return.

(c) The Member’s Membership Interest in the Company shall be uncertificated.

12. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the consent of the Member.

13. Indemnification. The Company shall, to the fullest extent authorized by the Act or otherwise permitted by law, indemnify and hold harmless the Member or each officer, Authorized Person and employee of the Company from and against any and all claims and demands arising by reason of the fact that such person is, or was, a Member, officer, Authorized Person or employee of the Company.

14. Dissolution.

(a) Subject to the provisions of Section 14(b), the Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following:

(i) the written consent of a Member to such effect; or

(ii) the entry of a decree of judicial dissolution under §18-802 of the Act.

(b) Upon dissolution of the Company, the Company’s affairs shall be promptly wound up. The Company shall engage in no further business except as may be necessary, in the reasonable discretion of the Member, to preserve the value of the Company’s assets during the period of dissolution and liquidation.

15. Consents. Any action that may be taken by the Member at a meeting may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the Member.

16. Severability. If any provision of this Agreement shall be determined to be illegal or unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.

17. Amendments. Except as otherwise provided in this Agreement or in the Act, this Agreement may be amended only by the written consent of the Member to such effect.

18. Governing Law. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of Delaware. The Member intends the provisions of the Act to be controlling as to any matters not set forth in this Agreement.

19. Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors, executors, administrators, legal representatives, heirs and legal assigns and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective successors, executors, administrators, legal representatives, heirs and legal assigns.

20. No Benefit of Creditors. This Agreement is not intended for the benefit of non- Member creditors and no rights are granted to non-Member creditors under this Agreement.

21. Counterparts. The Agreement may be executed in any number of counterparts, including by facsimile transmission, with the effect as if all parties had signed the same document. All counterparts shall be construed together and shall constitute one instrument.

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IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first written above.

HEXION SPECIALTY CHEMICALS, INC.

By:	/s/ Ellen G. Berndt
	Name:	Ellen G. Berndt
	Title:	Vice President and Corporate Secretary

Operating Agreement of NL COOP Holdings LLC